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                                                                     EXHIBIT 4.2

                                   AMENDMENT

                                    TO THE

                            ARTHROCARE CORPORATION

                           1993 INCENTIVE STOCK PLAN

     Pursuant to the authority reserved to the Board of Directors (the "Board")
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of ArthroCare Corporation, a corporation organized under the laws of State of
Delaware, under Section 15(a) of the ArthroCare Corporation 1993 Incentive Stock Plan (the "Plan"), the Board hereby amends the Plan as follows.
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          1.  Sections 4(b)(vii) and (xii) of the Plan are hereby deleted in their entirety, and Sections 4(b)(viii) through (xiv) are hereby renumbered accordingly to reflect such deletions.

          2. Section 20 is hereby added to the Plan to read in its entirety as follows:

          "20.      Repricing Prohibited.  Notwithstanding any provision in this
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     Plan to the contrary, no Option or Stock Purchase Right may be amended to reduce the price per Share of the Shares subject to such Option or Stock Purchase Right below the exercise or purchase price, as applicable, as of the date the Option or Stock Purchase Right is granted. In addition, no Option Exchange Program may be entered into with respect to any Options granted hereunder except in connection with the assumption or substitution of an Option in connection with a corporate transaction pursuant to Section 13."

                              * * * * * * * * * *

     I hereby certify that the foregoing Amendment to the Plan was duly adopted by the Board of Directors of ArthroCare Corporation, effective as of March 24, 2000.

     Executed on this 27th day of July, 2000.


                                    /s/ Michael W. Hall
                                    --------------------------
                                    Secretary

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